Exhibit 99.1

Letter to Shareholders

HONESDALE, PENNSYLVANIA (December 23, 2024)

Dear Fellow Shareholders,

Thank you for your investment in Norwood Financial and Wayne Bank. We work hard every day to take good care of our customers and to contribute to the well-being of our communities. We are a growth-oriented community bank that has grown both organically and by acquiring other financial institutions. By doing so, we create value for our shareholders. We recently did a capital raise through the issuance of common stock to help support our growth, improve our financial position through the repositioning of our available for sale debt securities portfolio, and increase our earnings potential.

As a 153-year-old community bank, we believe in the community banking model and its importance to the customers and communities we know and serve, as well as the broader US economy. We provide loans to small businesses to help them grow and expand, which helps our communities grow. We fund consumer loans for auto, home, and other purchases to enable our customers’ dreams and improve their financial lives. We do so profitably and with a strong commitment to credit quality. We offer a variety of deposit products that are FDIC insured as well as non-FDIC insured investment products and services such as Wealth Management and Trust Services. This enables us to deliver a supportive birth through retirement banking continuum with high-tech tools and high touch service.

Our recent capital raise supports our long-term strategy and repositions our investment portfolio to improve our yield on the portfolio. In our opinion, this action was prudent because our investment portfolio’s recent financial performance was adversely impacted by interest rates increasing at the fastest pace in over 40 years. Our portfolio includes US Treasuries, mortgage-backed securities and other safe investments. The rising interest rate environment meant that the rates on those older bonds were very low when compared to the current interest rates, creating a drag on our earnings. We use the analogy of CD holders. When rates went up quickly, we had customers with CDs (certificates of deposit) that had a fixed rate of 1%. When rates moved to 4% many of those customers paid the early exit fee and reinvested the remaining funds at the new 4% rate which helped them increase their earnings on these funds. We are essentially doing the same thing with our bonds. We plan to reposition less than half of our bond portfolio, which includes the lowest earning and longest duration components of the portfolio. The portion of the bond portfolio that we are restructuring is at an average rate of ~2%. We believe that we can reinvest those funds at ~5%, more than twice the current rate we are earning, without taking great risk. We note that this will result in an accounting loss during the fourth quarter. However, in the long-term this is accretive to our income and creates great value for our shareholders.

We issued over a million new shares of common stock, generating gross proceeds of approximately $30 million. We will use most of the gross proceeds to execute on this strategy. The remaining proceeds will bolster our capital ratios and make our bank even stronger. We were well capitalized before this transaction and will remain well capitalized after, at even higher levels. Rest assured that our bank is safe and sound.

A by-product of this capital raise was the interest we received from high-quality, long-term community bank investors. We believe that their interest in who we are, what we do, and what we are doing is impressive. It speaks to the positive view of our bank in the investment community. We are pleased to have these well-respected community bank investors as Norwood Financial shareholders.

We proudly work every day to deliver a good return on your Norwood Financial investment. We believe the actions we have taken should increase our go forward earnings, give us some protection if interest rates decline, a buffer for a rising rate scenario, and improve our already well-capitalized position. Cutting the drag on earnings from these underperforming bonds should unleash improved financial performance. We believe these actions will make Norwood financially stronger, ensuring we are around for a long time to support our customers, employees, and shareholders.

James O. Donnelly

President and Chief Executive Officer

Forward-Looking Statements

The information disclosed in this document includes various forward-looking statements that are made by Norwood Financial Corp (the “Company”) in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “projects,” “intends,” “estimates,” “expects,” “believes,” “plans,” “may,” “will,” “should,” “could,” and other similar expressions are intended to identify such forward-looking statements. The Company cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change overtime. Actual results could differ materially from such forward-looking statements. Accordingly, you should not place undue reliance on forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: our inability to successfully reposition our fixed-income securities portfolio utilizing the proceeds from this offering, changes in the financial services industry and the U.S. and global capital markets, changes in economic conditions nationally, regionally and in the Company’s markets, the nature and timing of actions of the Federal Reserve Board and other regulators, the nature and timing of legislation and regulation affecting the financial services industry, government intervention in the U.S. financial system, changes in federal and state tax laws, changes in levels of market interest rates, pricing pressures on loan and deposit products, credit risks of the Company’s lending activities, successful implementation, deployment and upgrades of new and existing technology, systems, services and products, customers’ acceptance of the Company’s products and services, and competition. Any statements made by the Company that are not historical facts should be considered to be forward-looking statements. The Company cautions that the foregoing list of important factors is not exhaustive. The Company is not obligated to update and does not undertake to update any of its forward looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or made herein.